EXHIBIT 99.1

Press Release Dated April 25, 2013

Geron Updates Imetelstat Development Strategy, Including Progress of Investigator-Sponsored Study in
Myelofibrosis

Company to Discontinue Discovery Research Program and Close Research Laboratory Facility to Focus Resources on Clinical Development in Hematologic Malignancies

2013 First Quarter Financial Results

Conference Call Scheduled for 8:30 a.m. EDT on Friday, April 26

MENLO PARK, CA, April 25, 2013 – Geron Corporation (Nasdaq: GERN) today announced updates to the development strategy for imetelstat, its first-in-class telomerase inhibitor, including the status of the investigator-sponsored study at Mayo Clinic in myelofibrosis (MF). Initial progress of the first cohort of patients in the MF study has been reported to Geron by the investigator, Dr. Ayalew Tefferi. Enrollment of the first cohort of patients in the study was completed at the end of March and the pre-specified criteria in the clinical protocol enabling expanded enrollment was met. The company also announced that it is discontinuing its discovery research and companion diagnostics programs, as well as closing its research laboratory facility and reducing its workforce from 64 to 44 positions. While there will be cost savings in 2013 resulting from these actions, the company does not expect a significant adjustment to the current operating budget for 2013 due to restructuring charges of approximately $1.9 million to be incurred in 2013. The discontinued programs and activities were expected to cost up to $19 million during the periods 2014 through 2015. In addition, the company plans to focus its resources on hematologic myeloid malignancies and does not plan to advance clinical development of imetelstat in non-small cell lung cancer (NSCLC) with short telomeres or in essential thrombocythemia (ET).

“The compelling proof-of-concept data from our trial of imetelstat in ET and the progress made in the current myelofibrosis study at Mayo Clinic support Geron’s focus on the development of imetelstat in hematologic myeloid malignancies. Diseases such as myelofibrosis represent the greatest value-creating opportunity for the company because many patients with these diseases have significant unmet medical needs and imetelstat has the potential to be a disease-modifying treatment,” said John A. Scarlett, M.D., Geron’s President and Chief Executive Officer. “The actions announced today allow us to concentrate our financial and operational resources solely on this development strategy.”

Updates to Imetelstat Development Strategy

Investigator-Sponsored Study in Myelofibrosis. Based on data from the trial of imetelstat in patients with ET, in November 2012, Dr. Ayalew Tefferi at Mayo Clinic initiated an investigator-sponsored study to evaluate the safety and efficacy of imetelstat in patients with MF and to determine an appropriate dose and schedule for further evaluation. The study is an open-label trial in intermediate or high-risk patients with primary or secondary MF. The primary endpoint is overall response rate, which is defined by the proportion of patients who are classified as responders having achieved either a clinical improvement, partial remission, or complete remission according to the International Working Group for Myelofibrosis Research and Treatment (IWG-MRT) criteria. Secondary endpoints include reduction of spleen size, transfusion independence, safety and tolerability.

Dr. Tefferi has communicated to Geron that enrollment of the first cohort of 11 patients in the study was completed at the end of March, that the pre-specified criteria in the clinical protocol of at least two responders in the first 11 patients was met to enable expanded enrollment, and that a protocol amendment to include a second patient cohort in which the dose intensity of imetelstat is increased to levels similar to those used in the ET trial was recently approved by the Mayo Clinic Institutional Review Board. Geron expects data from the investigator-sponsored study, if positive, to inform the design of a company-sponsored multi-center trial in MF.

Essential Thrombocythemia. The company’s rationale for studying imetelstat in ET was to provide proof-of-concept for further development in a broader range of hematologic myeloid malignancies. Although high hematologic and molecular response rates led the company to explore the feasibility of further development of imetelstat in ET, medical experts advised the company that ET patients are adequately served by existing therapies and recommended that the company pursue other hematologic myeloid malignancies, such as MF, where there is a clear unmet medical need for a product that could be disease-modifying.

Non-Small Cell Lung Cancer. Final results from the randomized Phase 2 trial of imetelstat as maintenance therapy following platinum-based induction chemotherapy in patients with NSCLC were presented at the American Association for Cancer Research (AACR) 2013 annual meeting in April. While the data for the overall study population suggested a trend towards an overall survival benefit for patients receiving imetelstat, it showed only a minimal impact on progression-free survival. These results were not sufficiently compelling to warrant advancing clinical development of imetelstat in NSCLC. The company believes that further clinical development of imetelstat in NSCLC would require the use of molecular characteristics, such as tumor telomere length, to identify relevant sub-groups in which imetelstat may have clinically meaningful activity. An updated analysis using more mature clinical data and a retest of patient tumor samples with a refined, prospective assay to measure telomere length did not show a significant correlation between tumor telomere length and treatment effect with imetelstat. Based on these results presented at AACR, the company has no plans to pursue further development of imetelstat in solid tumors. Geron is also discontinuing its internal translational research activities to develop a diagnostic assay for measuring tumor telomere length.

Discovery Research. With the focus on imetelstat in hematologic myeloid malignancies, the company is discontinuing its internal discovery research program. The decision was based on a review of the timelines and costs to declare a potential IND candidate, as well as intellectual property protection, competition and chance of success, in context of the relative opportunity for imetelstat in hematologic myeloid malignancies.

Management Transition

Stephen M. Kelsey, M.D., F.R.C.P., F.R.C.Path., Executive Vice President, Research & Development and Chief Medical Officer, will be leaving the company on May 3, 2013.

First Quarter 2013 Financial Results

For the first quarter of 2013, the company reported operating revenues of $765,000 and operating expenses of $12.8 million, compared to $1.3 million and $20.2 million, respectively, for the comparable 2012 period. Net loss for the first quarter of 2013 was $11.9 million, or $0.09 per share, compared to $18.7 million, or $0.15 per share, for the comparable 2012 period. The company ended the first quarter of 2013 with $79.8 million in cash and investments.

Revenues for the first quarter of 2013 and 2012 included royalty and license fee revenues under various agreements. Interest and other income for the first quarter of 2013 was $81,000, compared to $176,000 for the comparable 2012 period.

Research and development expenses for the first quarter of 2013 were $8.0 million, compared to $15.1 million for the comparable 2012 period. The decrease in research and development expenses primarily reflected reduced personnel-related costs, lower costs for the manufacturing of imetelstat and GRN1005 drug product and reduced clinical trial expenses with the wind-down of the imetelstat trials in metastatic breast cancer and advanced non-small cell lung cancer and GRN1005 trials in patients with brain metastases.

General and administrative expenses for the first quarter of 2013 were $4.8 million, compared to $5.1 million for the comparable 2012 period. The decrease in general and administrative expenses primarily reflected a decline in personnel-related costs associated with employment separations of certain members of senior management.

Non-cash operating expenses were approximately $1.6 million and $2.3 million for the first quarter of 2013 and 2012, respectively, which primarily included stock-based compensation and depreciation.

Conference Call

At 8:30 a.m. EDT on April 26, 2013, Geron’s management will host a conference call to discuss the company’s first quarter results and imetelstat development strategy updates.

Participants can access the conference call via telephone by dialing 866-953-6860 (U.S.); 617-399-3484 (international). The passcode is 44015814. A live audio-only webcast is also available at http://edge.media-server.com/m/p/8dyb9dcp/lan/en. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through May 25, 2013.

About Geron

Geron is a clinical stage biopharmaceutical company developing a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding Geron's plans or expectations for or of: (a) the receipt of or dates to obtain or present data or other results from any clinical trials, including the investigator-sponsored study in myelofibrosis; (b) clinical development plans or success of imetelstat, including imetelstat possibly having applicability for the treatment of any other hematologic myeloid malignancies, including myelofibrosis; and (c) expecting no change to the 2013 operating budget, incurring restructuring charges of approximately $1.9 million in 2013 and avoiding costs of up to approximately $19 million for the periods 2014 through 2015, all as a result of discontinuing the discovery research and companion diagnostics programs and closing the research laboratory facility, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation: (a) regarding the receipt of or dates for the availability of data or other results - delays in enrollment, delays caused by institutional review boards or regulatory agencies, shortage of supply, dependence on clinical trial collaborators and safety issues; (b) regarding clinical development plans or success of imetelstat, including imetelstat possibly having applicability for the treatment of other hematologic myeloid malignancies, including myelofibrosis and positive safety and efficacy data from the investigator-sponsored study in myelofibrosis and other clinical trials, including the ET clinical trial - those risks and uncertainties inherent in the development of potential therapeutic products, including without limitation, results from the ET trial may not mean that imetelstat has applicability for the treatment of any other hematologic myeloid malignancies, including myelofibrosis, technical and scientific challenges, limitations on freedom to operate arising from intellectual property of others and the protection of Geron's intellectual property rights; and (c) regarding financial expectations - unanticipated expenses or charges may occur as a result of the restructuring, or if litigation were to occur. Additional information on the above risks and uncertainties (a)-(c) and other risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron's periodic reports filed with the Securities and Exchange Commission under the heading "Risk Factors," including Geron's annual report on Form 10-K for the year ended December 31, 2012. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	THREE MONTHS ENDED
	MARCH 31,
(In thousands, except share and per share data)	2013	2012
License fees and royalties	$765	$1,254

Operating expenses:
Research and development	7,999	15,107
General and administrative	4,751	5,065
Total operating expenses	12,750	20,172
Loss from operations	(11,985)	(18,918)

Unrealized gain on derivatives, net	25	26
Interest and other income	81	176
Interest and other expense	(18)	(23)
Net loss	$(11,897)	$(18,739)

Basic and diluted net loss per share	$(0.09)	$(0.15)
Shares used in computing basic and diluted net loss per share	127,982,931	126,372,846

CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,
(In thousands)	2013	2012
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$16,299	$22,857
Marketable securities	63,534	73,472
Other current assets	1,743	2,088
Total current assets	81,576	98,417

Property and equipment, net	866	974
Deposits and other assets	410	410
	$82,852	$99,801

Current liabilities	$6,793	$14,148
Stockholders’ equity	76,059	85,653
	$82,852	$99,801

Note 1:	Derived from audited financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2012.

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